Exhibit 6.3

STOCK OPTION AWARD AGREEMENT

Participant:	Martin P. May

Grant Date:	August 10, 2015 (“Grant Date”)

Type of Options:  Non-Qualified Stock Options

Number of Shares to which Options are Granted:  250,000

Exercise Price per Share:  $7.00

Vesting Schedule:  The Options shall become vested in accordance with Schedule 1 and are exercisable by Participant at any time between the date on which they vest and the expiration date, subject to the terms and conditions of the Agreement.

THE COMPANY RECOMMENDS THAT THE PARTICIPANT CONSULT WITH HIS PERSONAL TAX ADVISOR PRIOR TO EXERCISING ANY OPTIONS.

IN WITNESS WHEREOF, the Company has executed and made effective these Options as of the Grant Date.

SOLERA NATIONAL BANCORP, INC.

By:	/s/ Michael D. Quagliano

Its:	Chairman

PARTICIPANT

Martin P. May

Address:	338 Clayton Street #5

Denver, CO 80206

TERMS AND CONDITIONS

TO THE STOCK OPTION AWARD

WHEREAS, the board of directors (the “Board of Directors”) of Solera National Bancorp, Inc. (the “Company”) resolved, at a meeting of the Board of Directors duly held on         , to grant to Martin P. May (the “Participant”) the right and option (“Options”) to purchase shares of common stock of the Company, par value $0.01 per share (“Stock”);

WHEREAS, the Company awarded Options to the Participant on August 10, 2015; and

WHEREAS, the Company desires to memorialize the award of Options to the Participant as set forth herein.

1.             Definitions.

(a)           “Affiliate” means: (i) any entity that, directly or indirectly, is controlled by the Company; (ii) an entity in which the Company has a significant equity interest; (iii) an affiliate of the Company, as defined in Rule 12b-2 promulgated under the Exchange Act; (iv) any subsidiary of the Company; and (v) any entity in which the Company has at least 20% of the combined voting power of the entity’s outstanding voting securities. For purposes of this Agreement, the Bank shall be deemed an Affiliate.

(b)           “Agreement” means, collectively, the Stock Option Award Agreement, these Terms and Conditions to the Stock Option Award and all exhibits and schedules thereto.

(c)           “Bank” means Solera National Bank, a national banking association.

(d)           “Change of Control” means, on or after September 11, 2017:

(i)            the acquisition by any individual, entity or “group,” within the meaning of section 13(d)(3) or section 14(d)(2) of the Exchange Act (a “Person”), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of the Company or the Bank where such acquisition causes any such Person to own 50% or more of the combined voting power of the Company’s or the Bank’s then outstanding capital stock then entitled to vote generally in the election of directors;

(ii)           the sale, transfer or assignment of all or substantially all of the assets of the Company or the Bank to any third party;

(iii)          a dissolution or liquidation of the Company or the Bank; or

(iv)          any other transactions or series of related transactions occurring which have substantially the same effect as the transactions specified in clauses (i) – (iii), as determined by the Committee.

(e)           “Code” means the Internal Revenue Code of 1986.

(f)            “Committee” means the Compensation Committee of the Board of Directors.

(g)           “Company” means Solera National Bancorp, Inc. and, except as otherwise specified in this Agreement in a particular context, any successor thereto, whether by merger, consolidation, purchase of all or substantially all of its assets or otherwise.

(h)           “Exchange Act” means the Securities Exchange Act of 1934.

(i)            “Exercise Price” means the price at which a share of Stock may be purchased by the Participant pursuant to the exercise of an Option, as specified on page 1.

(j)            “Regulator” means, as of a given date, the Company’s primary federal banking regulator.

(k)           “SEC” means the United States Securities and Exchange Commission.

(l)            “Securities Act” means the Securities Act of 1933.

2.             Grant of Options.  The Company hereby grants to the Participant Options to purchase the aggregate number of shares of Stock as set forth on page 1 (such number being subject to adjustment as provided herein) on the terms and conditions set forth in this Agreement. The Options awarded under this Agreement may be exercised in whole at any time or in part from time to time, subject to the terms and conditions of this Agreement. The Options granted under this Agreement are not intended to qualify as “incentive stock options” under section 422 of the Code, and shall be so construed. The Participant shall have no obligation to exercise any Option granted by this Agreement.

3.             Exercise Price.  The price per share at which the Participant shall be entitled to purchase shares of Stock upon the exercise of these Options shall be the Exercise Price, subject to adjustment as provided in Paragraph 11.

4.             Vesting and Term of the Options.

(a)           General.  The right to exercise the Options shall vest in the hands of the Participant as provided for on Schedule 1. Shares for which Options have vested shall be referred to as “Vested Shares.” The respective number of Vested and Nonvested Shares shall adjust proportionately in accordance with any adjustments made pursuant to Paragraph 11 of this Agreement.  Shares for which Options have not vested shall be referred to as “Nonvested Shares.” In addition, shares may become Vested Shares in accordance with Paragraphs 14 and 15.

(b)           Exercisable for Whole Vested Shares Only.  Subject to the relevant provisions and limitations contained herein, the Participant may exercise the Options to purchase all or part of whole Vested Shares. In no event shall the Participant be entitled to exercise the Options with respect to Nonvested Shares or a fraction of a Vested Share.

(c)           Expiration.  Notwithstanding any other provision contained herein to the contrary, the Options will automatically and without notice expire upon the earliest of: (i) the date determined pursuant to Paragraph 8 of this Agreement; or (ii) the date determined pursuant to Paragraph 15 of this Agreement; or (iii) the Option Expiration Date detailed on Schedule 1 attached. An Option will cease to be exercisable with respect to a share of Stock when the Participant purchases the share.

5.             Method of Exercising Options.

(a)           Subject to the provisions provided herein, the Participant may exercise the Options at any time on or prior to the Option Expiration Date with respect to all or any part of the Vested Shares by delivering to the Company, at its principal place of business, a written notice of exercise in substantially the form attached as Exhibit A, accompanied by payment to the Company of the Exercise Price multiplied by the number of Vested Shares then being purchased.

(b)           The notice of exercise must be signed by the Participant; provided however, that if the Options are being exercised by a person or persons other than the Participant pursuant to Paragraph 8, the notice of exercise must be signed by such other person or persons and must be accompanied by proof acceptable to the Company of the legal right and authority of such person or persons to exercise the Options.

(c)           Upon acceptance of such notice and receipt of payment in full of the purchase price for the shares of Stock for which the Options are being exercised, the Company shall issue (or cause to be issued) a certificate evidencing the shares of Stock acquired as a result of the exercise of the Options.

(d)           No purported exercise of an Option shall be effective and no shares of Stock shall be issued to the Participant upon exercise of an Option until: (i) the Exercise Price for the shares of Stock being purchased is paid in full in the manner provided in this Agreement; (ii) all applicable taxes required to be withheld have been paid in full; (iii) the approvals, if any, of all governmental authorities required in connection with the Options, or the issuance of Shares pursuant to this Agreement, have been received by the Company.

6.             Method of Payment for Options.  The Exercise Price shall be payable in United States dollars as specified in Exhibit A.

7.             Tax Withholding.  As a condition to the exercise of the Options, the Company shall have the right to require that the Participant (or the recipient of any shares of Stock) remit to the Company an amount calculated by the Company to be sufficient to satisfy applicable federal, state, foreign or local withholding tax requirements (or make other arrangements satisfactory to the Company with regard to such taxes) prior to the delivery of any certificate evidencing shares of Stock.

8.             Termination of Employment.

(a)           Termination.  If the Participant’s employment with the Company or the Bank is terminated during the term of these Options for any reason, any and all Options evidenced by this Agreement that have not vested as of the date of termination shall expire immediately upon the termination thereof; and any and all Options evidenced by this Agreement that have vested as of the date of termination shall be exercisable for the period of time not to extend beyond three months from the date of termination. Any Option or portion thereof not exercised prior to such date shall expire at such time unless the Participant dies during such period, in which case the provisions of Paragraph 8(b) shall govern.

(b)           Death.  Upon the death of the Participant, any and all Options granted to the Participant pursuant to this Agreement that have not vested as of the date of the Participant’s death shall expire as of the date of the Participant’s death, and all Options held by the Participant that have vested as of the date of the Participant’s death may be exercised only by the Participant’s legal representatives, heirs, legatees, or distributes and only within a period of 12 months following the date of the Participant’s death, after which time the Options shall expire.

(c)           Disability.  If the Participant ceases to be an employee of the Company or the Bank during the term of these Options by reason of the Participant’s disability (as defined in section 22(e)(3) of the Code), any and all Options granted to the Participant pursuant to this Agreement that have not vested as of the date that the Participant ceases to be an employee shall expire as of such termination date; provided, however, that the Options held by the Participant that are exercisable as of the date that the Participant ceases to be an employee may be exercised only by the Participant or his guardian or legal representative and only within a period of 12 months following the date of the Participant’s death, after which time the Options shall expire.

(d)           Resignation.  Upon the resignation by the Participant as an employee of the Company or the Bank during the term of these Options, any and all Options evidenced by this Agreement that have not vested as of the date that the Participant’s resignation becomes effective shall expire immediately upon the effectiveness thereof; and any and all Options evidenced by this Agreement that have vested as of the date that the Participant’s resignation becomes effective shall continue to be exercisable for the period of time not to extend beyond three months from the date of termination.

9.             Nontransferability.  The Options evidenced by this Agreement are nontransferable other than by will or the laws of descent and distribution and shall be exercisable during the lifetime of the Participant only by the Participant (or in the event of his disability (as defined in section 22(e)(3) of the Code), by his guardian or legal representative) and after his death, only by the Participant’s legal representatives, heirs, legatees, or distributees.

10.          Special Limitation on Exercise.  Notwithstanding anything herein to the contrary, if a registration statement is not in effect under the Securities Act or any applicable state securities laws with respect to the shares of Stock purchasable or otherwise deliverable under the Options, the Participant shall: (a) deliver to the Company, prior to the exercise of the Options or as a condition to the delivery of Stock pursuant to the exercise of the Options, such information, representations and warranties as the Company may reasonably request in good faith in order for the Company to be able to satisfy itself that the shares of Stock are being acquired in accordance with the terms of an applicable exemption from the securities registration requirements of applicable federal and state securities laws and (b) agree that the shares of Stock so acquired will not be disposed of except pursuant to an effective registration statement, unless the Company shall have received an opinion of counsel that such disposition is exempt from such requirement under the Securities Act and any applicable state securities laws.

11.          Adjustments on Changes in Shares.  In the event of any change in the outstanding shares of Stock by reason of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, reverse stock split, spinoff, combination or exchange of shares or other corporate change, the  Committee, in its discretion, may make such substitution or adjustment, if any, as it deems to be equitable or appropriate, as to: (a) the number or kind of shares subject to the Options; (b) subject to the limitation contained in Paragraph 16, the Exercise Price applicable to the Options; (c) any measure of performance that relates to the Options in order to reflect such change in the Stock and/or (d) any other affected terms of the Options.

12.          Amendment and Termination.  This Agreement may be amended or terminated only by a written agreement executed by the Company and the Participant.

13.          Legend on Stock Certificates.  All certificates for shares of Stock delivered pursuant to any Option shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the SEC, any stock exchange upon which the Stock is then listed, and any applicable federal or state securities laws or regulations, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

14.          Change of Control.  Notwithstanding any provision of this Agreement to the contrary, in the event of a Change of Control all Nonvested Shares shall become fully exercisable and vested to the full extent of the unexercised portion of the original grant.

15.          Minimum Capital Requirements.  Notwithstanding any provision of this Agreement to the contrary, the Options granted under the Agreement shall expire, to the extent not exercised, within 45 days following the receipt of notice from the Regulator that: (a) the Company has not maintained its minimum capital requirements (as determined by the Regulator) and (b) the Regulator is requiring termination or forfeiture of options. Upon receipt of such notice from the Regulator, the Company shall promptly notify the Participant that the Options issued under this Agreement have become fully exercisable and vested to the full extent of the grant and that the Participant must exercise the Options granted to him prior to the end of the 45-day period or such earlier period as may be specified by the Regulator or forfeit the Options. In case of forfeiture, the Participant shall have no cause of action, of any kind or nature, with respect to the forfeiture against the Company or any Affiliate. Neither the Company nor any Affiliate shall be liable to the Participant due to the failure or inability of the Company or any Affiliate to provide adequate notice to the Participant.

16.          Repricing.  Pricing amendments to these Options will only be permitted to the extent necessary to comply with the provisions of Paragraph 11.

17.          No Rights as a Shareholder.  Notwithstanding the exercise of an Option, the Participant shall have no rights as a shareholder with respect to shares covered by an Option until the date the certificates evidencing the shares of Stock are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment will be made for dividends or other rights the record date for which is prior to the date of issuance. Upon issuance of the certificates evidencing the shares of Stock acquired upon exercise of an Option, such shares of Stock shall be deemed to be transferred for purposes of section 421 of the Code and the regulations promulgated thereunder.

18.          Interpretation.  When a reference is made in this Agreement to a Paragraph, Exhibit or Schedule, such reference will be to a Paragraph of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement or any Option. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision in this Agreement. Each use herein of the masculine, neuter or feminine gender will be deemed to include the other genders. Each use herein of the plural will include the singular and vice versa, in each case as the context requires or as is otherwise appropriate. The word “or” is used in the inclusive sense. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors or assigns. No provision of this Agreement is to be construed to require, directly or indirectly, any person to take any action, or omit to take any action, which action or omission would violate applicable law (whether statutory or common law), rule or regulation.

19.          Governing Law; Mandatory Choice of Forum.  The validity, construction and effect of this Agreement and any Option granted hereunder shall be determined in accordance with the laws of the State of Delaware without reference to the laws that might otherwise govern under applicable principles of conflicts of law. If any individual, entity, or other association, files a lawsuit, arbitration, or similar proceeding, however denominated, the mandatory forum for such proceeding will be in the appropriate court in Denver, Colorado and all parties consent to jurisdiction in said forum and geographical location.

20.          Notices.  Any notice or other communication required or permitted to be made hereunder or by reason of the provisions of this Agreement shall be in writing, duly signed by the party giving such notice or communication and shall be deemed to have been properly delivered if delivered personally or by a recognized overnight courier service, or sent by first-class certified or registered mail, postage prepaid, as follows (or at such other address for a party as shall be specified by like notice): (a) if given to the Company, at its principal place of business, and (b) if to the Participant, at the address set forth on page 1. Any notice properly given hereunder shall be effective on the date on which it is actually received by the party to whom it was addressed; provided however, that for a notice of exercise to be effective, such notice must be in conformity with this Agreement, as reasonably determined by the Committee, in its discretion.

21.          No Right to Employment.  Nothing in this Agreement shall be construed as constituting a commitment, guarantee, agreement or understanding of any kind or nature that the Company or any Affiliate shall continue to employ, retain or engage the Participant. This Agreement shall not affect in any way the right of the Company or any Affiliate to terminate the employment or engagement of the Participant at any time and for any reason whatsoever and to remove the Participant from any position with the Company or any Affiliate. No change of the Participant’s duties with the Company or any Affiliate shall result in a modification of any rights of the Participant under this Agreement.

22.          Regulatory Compliance.  The issuance of Stock pursuant to this Agreement shall be subject to full compliance with all then applicable requirements of law and the requirements of any stock exchange or interdealer quotation system upon which the Stock may be listed or traded.

23.          Entire Agreement.  This Agreement sets forth the entire agreement and understanding of the parties with regard to the Options granted hereby and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof, except for that certain letter agreement dated July 22, 2015, by and among the Company, the Bank and the Participant (the “Letter”), which remains in full force and effect. The Participant hereby agrees that the intent of this Agreement is to memorialize certain terms and conditions governing the Options referenced in the Letter.

24.          Certain Understandings.  The Participant understands and agrees that these Options are not granted under the Company’s 2007 Stock Incentive Plan or its 2012 Long-Term Incentive Plan.

EXHIBIT A

NOTICE OF EXERCISE OF

STOCK OPTION TO PURCHASE

COMMON STOCK OF

SOLERA NATIONAL BANCORP, INC.

Participant Name:

Address

Date

Solera National Bancorp, Inc.

Attn: President

Re:          Exercise of Non-Qualified Stock Option

Gentlemen:

Pursuant to the provisions of that certain Stock Option Award Agreement dated as of        , (the “Agreement”), I hereby give notice to Solera National Bancorp, Inc. (the “Company”) of my election to exercise options granted to me to purchase           shares of Stock of the Company. The purchase shall take place as of           ,       (“Exercise Date”). All capitalized terms used, but not otherwise defined, herein shall have the meanings given them in the Agreement.

On or before the Exercise Date, I will pay the applicable purchase price by delivery of cash or check, bank draft, money order or wire transfer of good funds payable to the Company in the amount of $           , which amount represents the full purchase price of the shares of Stock to be issued upon exercise hereof.

The required federal, state, foreign and local income tax withholding obligations, if any, on the exercise of the Options shall be satisfied on or before the Exercise Date in the manner provided in the Agreement.  As soon as the stock certificate is registered in my name, please deliver it to me at the address set forth above.

Unless the shares to be issued upon the exercise of the Options evidenced by this notice are registered for issuance to and resale by me pursuant to an effective registration statement filed under the Securities Act, I hereby represent, warrant, covenant, and agree with the Company as follows:

1.             The shares of Stock being acquired by me will be acquired for my own account without the participation of any other person, with the intent of holding the Stock for investment and without the intent of participating, directly or indirectly, in a distribution of the Stock and not with a view to, or for resale in connection with, any distribution of the Stock, nor am I aware of the existence of any distribution of the Stock.

2.             I am not acquiring the Stock based upon any representation, oral or written, by any person with respect to the future value of, or income from, the Stock but rather upon an independent examination and judgment as to the prospects of the Company.

3.             The Stock was not offered to me by means of publicly disseminated advertisements or sales literature, nor am I aware of any offers made to other persons by such means.

4.             I am able to bear the economic risks of the investment in the Stock, including the risk of a complete loss of my investment therein.

5.             I understand and agree that the Stock will be issued and sold to me without registration under any federal or state law relating to the registration of securities for sale, and will be issued and sold in reliance on the exemptions from registration under federal and applicable state securities laws.

6.             The Stock cannot be offered for sale, sold or transferred by me other than pursuant to an effective registration under the Securities Act or in a transaction otherwise in compliance with the Securities Act and evidence satisfactory to the Company of compliance with the applicable securities laws of other jurisdictions. The Company shall be entitled to rely upon an opinion of counsel satisfactory to it with respect to compliance with the above laws.

7.             The Company will be under no obligation to register the Stock or to comply with any exemption available for sale of the Stock without registration or filing, and the information or conditions necessary to permit routine sales of securities of the Company under Rule 144 under the Securities Act are not now available and no assurance has been given that it or they will become available. The Company is under no obligation to act in any manner so as to make Rule 144 available with respect to the Stock.

8.             I have had complete access to and the opportunity to review and make copies of all material documents related to the business of the Company, including contracts, financial statements, tax returns, leases, deeds and other books and records. I have examined such of these documents as I wished and am familiar with the business and affairs of the Company. I realize that the purchase of the Stock is a speculative investment.

9.             I have had the opportunity to ask questions of and receive answers from the Company and any person acting on its behalf and to obtain all material information reasonably available with respect to the Company and its affairs. I have received all information and data with respect to the Company which I have requested and which I have deemed relevant in connection with the evaluation of the merits and risks of my investment in the Company.

10.          I have such knowledge and experience in financial and business matters that I am capable of evaluating the merits and risks of the purchase of the Stock hereunder, and I am able to bear the economic risk of such purchase.

11.          The agreements, representations, warranties and covenants made by me herein extend to and apply to all of the Stock issued to me pursuant to the Agreement, and the Company is entitled to rely on these agreements, representations, warranties and covenants in issuing the shares of Stock upon the exercise of the Options evidenced by this notice. Acceptance by me of the certificate representing such Stock shall constitute a confirmation by me that all such agreements, representations, warranties and covenants made herein shall be true and correct at that time.

[Signature page follows.]

2

Very truly yours,

AGREED TO AND ACCEPTED:

SOLERA NATIONAL BANCORP, INC.

By:

Name:

Title:

Date:

3

SCHEDULE 1

VESTING SCHEDULE

STOCK OPTION AWARD

Except as otherwise expressly provided in the Agreement, the Options shall become vested in accordance with the following schedule:

Number of Options Vested	Vesting Date	Option Expiration Date
41,666	August 10, 2016	September 9, 2020
41,667	August 10, 2017	September 9, 2020
41,667	August 10, 2018	September 9, 2020
41,666	August 10, 2019	September 9, 2020
41,667	August 10, 2020	September 9, 2020
41,667	August 10, 2021	September 9, 2021